CASEY’S GENERAL STORES, INC.
INSIDER TRADING POLICY AND PROCEDURES
I.PURPOSE
In order to comply with federal and state securities laws governing (a) trading in securities of Casey’s General Stores, Inc. (the “Company”) while in the possession of “material nonpublic information” concerning the Company or its subsidiaries, and (b) tipping or disclosing material nonpublic information to outsiders, and in order to prevent even the appearance of improper insider trading or tipping and to promote compliance with such securities laws, the Company has adopted this policy for all of its directors, officers and employees, as well as their spouses or other family members residing in their households, and other specially designated persons who have access to the Company’s material nonpublic information.
II.SCOPE
A.This policy covers all directors, officers and employees of the Company and any other persons, including but not limited to temporary employees, independent consultants and contractors, whom the Compliance Officer may designate as Insiders because they have access to material nonpublic information concerning the Company or its subsidiaries (collectively, the “Company Persons” and each a “Company Person”). Portions of this policy impose additional obligations on certain Company Persons that have, or are likely to have, regular or special access to material non-public information in the normal course of their duties (“Insiders”).
B.This policy applies to any and all transactions in the Company’s securities, including its Common Stock and options to purchase Common Stock, and any other type of securities that the Company may issue, such as preferred stock, debt securities, convertible debentures, warrants and exchange-traded options or other derivative securities.
C.This policy will be delivered to all current Company Persons, and to all new Company Persons at the start of their employment or other applicable relationship with the Company or its subsidiaries. Upon receiving a copy of the policy or any revised versions, each Insider must sign an acknowledgment that he or she has received a copy and agrees to comply with the policy’s terms.
D.The restrictions in this policy also apply to transacting in the securities of another company while in possession of material non-public information relating to such other company, when that information is obtained in the course of employment with, or other services performed on behalf of, the Company or any subsidiary of the Company.
III.DEFINITION OF INSIDERS
A.For purposes of this policy, “Insiders” shall be deemed to include (i) the directors and officers of the Company who are subject to the reporting provisions and trading restrictions of

Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the underlying rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”) and (ii) those persons who, because of their position with the Company and their access to material nonpublic information, are designated by the Compliance Officer as an Insider and therefore must obtain the prior approval of all trades in Company securities from the Compliance Officer and/or Compliance Committee in accordance with the procedures set forth in Section VI.C below. Insiders also shall include the spouses, minor children, other adults residing in the same households as those persons included in clauses (i) and (ii) of the preceding sentence, and any entities that such Insiders directly or indirectly influence or control. All Insiders are responsible for ensuring that such persons or entities do not engage in the activities restricted or prohibited under this policy.
B.The Compliance Officer shall maintain a record of all current Insiders and amend the same from time to time as necessary to reflect the addition, resignation or departure of Insiders.
IV.INSIDER TRADING COMPLIANCE OFFICER AND COMPLIANCE COMMITTEE
The Company has designated its Corporate Secretary (or its designee from the Company’s Legal Department) as its Insider Trading Compliance Officer (the “Compliance Officer”). The Insider Trading Compliance Committee (the “Compliance Committee”) will consist of the Compliance Officer and the Chief Financial Officer (or its applicable designee). The Compliance Officer and/or Compliance Committee will review and either approve or prohibit all proposed trades by Insiders in accordance with the procedures set forth in Section VI.C below.
In addition to the trading approval duties described in Section VI.C below, the duties of the Compliance Officer will include the following:
A.Periodically reviewing this policy with the Nominating / Corporate Governance Committee of the Board of Directors.
B.Administering this policy and monitoring and enforcing compliance with all policy provisions and procedures.
C.Responding to all inquiries relating to this policy and its procedures.
D.Designating and announcing special trading blackout periods during which no Insiders may trade in Company securities.
E.Providing copies of this policy and other appropriate materials to all current and new directors, officers and key employees, and such other persons whom the Compliance Officer determines have access to material nonpublic information concerning the Company or its subsidiaries.
F.Periodically circulating this policy (and/or a summary thereof) and coordinating training about this policy to Company Persons.
G.Maintaining a current version of this policy on the Company’s intranet website.
H.Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations, including without limitation Sections 10(b), 16, 20A and 21A of the Exchange Act and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933 (the “Securities Act”); and assisting in the preparation and filing of all required SEC reports relating to insider trading in Company securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
I.Revising the policy as necessary to reflect changes in federal or state insider trading laws and regulations.
J.Maintaining as Company records originals or copies of all documents required by the provisions of this policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3,4, 5 and 144 and Schedules 13D and 13G, as well as accurate records of quarterly entry, termination and modification of Rule 10b5-1 plans and non-Rule 10b5-1 plans to ensure accurate reporting by the Company.
K.Maintaining the list of the current Insiders, and updating it periodically as necessary to reflect additions to or deletions from the same.
L.Serving as the designated recipient at the Company of copies of reports filed with the SEC by Section 16 Persons under Section 16 of the Exchange Act.
M.Sending quarterly and other reminders to Insiders regarding the start and completion of the blackout periods.
N.Sending reminders to Section 16 Persons regarding any trading plans, including both Rule 10b5-1 plans and non-Rule 10b5-1 plans, in order to complete company disclosure of such plans.
O.Sending reminders to all Section 16 Persons about their obligations to report under Section 16.
P.Performance of periodic cross-checks of available materials, which may include Forms 3, 4 and 5, Form 144, officers’ and directors’ questionnaires, and reports received from the Company’s stock administrator and transfer agent, to determine trading activity by Insiders.
Q.Promptly circulating this policy and coordinating training to all persons who become Insiders.
The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties or the duties of the other member of the Compliance Committee in the event that the Compliance Officer or the other Committee member is unable or unavailable to perform such duties.
V.DEFINITION OF “MATERIAL NONPUBLIC INFORMATION”
A.“MATERIAL” INFORMATION
Information about the Company or its subsidiaries is “material” if it would be expected to affect the investment or voting decisions of the reasonable shareholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company or its subsidiaries. In simple terms, material information is any type of information which could reasonably be expected to affect the price of Company securities such that it would be considered important to an investor in making a decision to buy, hold or sell securities. While it is not possible to identify all information that would be deemed “material,”

and information that is “material” may be so at one point and cease to be so at another, and vice versa, the following types of information ordinarily would be considered material:
Financial performance, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity.
Company projections and strategic plans.
Creation of a material direct or contingent financial obligation.
Impending bankruptcy or financial liquidity problems.
Potential mergers and acquisitions or the sale of Company assets or subsidiaries.
New major contracts, orders, suppliers, customers, or finance sources, or the loss thereof.
Major discoveries or significant changes or developments in products or product lines, research or technologies.
Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns.
Material impairments, write-offs or restructurings.
Significant pricing changes.
Stock splits, public or private securities offerings, or changes in Company dividend policies or amounts.
Significant changes in senior management.
Significant labor disputes or negotiations.
Cybersecurity incidents, data security breaches, and other disruptions to the Company’s information technology infrastructure.
Actual or threatened major litigation, or the resolution of such litigation.
The Compliance Officer, in consultation as appropriate with the CEO, the CFO or other members of senior management of the Company, has the authority to determine whether any information constitutes material non-public information.
B.“NONPUBLIC” INFORMATION
Material information is “nonpublic” if it has not been widely disseminated to the public through major newswire services, national news services and financial news services. For the purposes of this policy, information will be considered public, and therefore no longer “nonpublic,” twenty-four (24) hours after widespread public release of the information by the Company or any of its subsidiaries. Information will be considered to be widely disseminated (1) if the information is released prior to 8:30 a.m. U.S. Central Time on a “trading day,” by 8:30 a.m. U.S. Central Time on the first trading day after the information is released and (2) if the information is released on or after 8:30 a.m. U.S. Central Time on a trading day or on a day that is not a trading day, by 8:30 a.m. U.S.

Central Time on the second trading day after the information is released. If, for example, the Company were to make an announcement on Monday at 7:00 a.m. before market open, the information in the announcement would be considered public (and trades could be made) starting at 8:30 a.m. U.S. Central Time Tuesday (assuming all relevant days are “trading days”; a “trading day” is a day on which the NASDAQ Global Select Market is open for business).
VI.STATEMENT OF COMPANY POLICY AND PROCEDURES
A.PROHIBITED ACTIVITIES
1.No Company Person may trade in Company securities while possessing material nonpublic information concerning the Company or its subsidiaries.
2.No Insider may trade in Company securities outside of the applicable “trading windows” described in Section VI.B below, or during any special trading blackout periods designated by the Compliance Officer.
3.No Insider may trade in Company securities unless the trade(s) have been approved by the Compliance Officer and/or Compliance Committee in accordance with the procedures set forth in Section VI.C below. Insiders who wish to sell Company securities are encouraged to sell their securities pursuant to a predetermined written plan meeting the requirements of SEC Rule 10b5-1 which is approved by the Compliance Committee under Section VI.F of this policy. To the extent possible, Insiders should retain all records and documents that support their reasons for making each trade.
4.The Compliance Officer may not trade in Company securities unless the trade(s) have been approved by the other member of the Compliance Committee and the Chief Executive Officer in accordance with the procedures set forth in Section VI.C below.
5.No Company Person may “tip” or disclose material nonpublic information concerning the Company or its subsidiaries to any person or other third party (including family members, analysts, individual investors, and members of the investment community and news media), unless required as part of his or her regular duties for the Company or its subsidiaries and such disclosure is authorized by the Compliance Officer. In any instance in which such information is disclosed to outside third parties the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outside third parties to agree in writing to comply with the terms of this policy and/or to sign a confidentiality agreement. All inquiries from outside third parties regarding material nonpublic information about the Company or its subsidiaries must be forwarded to the Compliance Officer.
6.No Company Person may give trading advice of any kind about the Company or its subsidiaries to anyone while possessing material nonpublic information about the Company or its subsidiaries, except that Company Persons should advise others not to trade if doing so might violate the law or this policy. The Company strongly discourages all Company Persons from giving trading advice concerning the Company or its subsidiaries to outside third parties even when the Company Persons do not possess material nonpublic information about the Company or its subsidiaries.

7.No Company Person may (a) trade in the securities of any other public company while possessing material nonpublic information concerning that company, (b) “tip” or disclose material nonpublic information concerning any other public company to anyone, or (c) give trading advice of any kind to anyone concerning any other public company while possessing material nonpublic information about that company.
8.Company Persons may not engage in any hedging or monetization transactions with respect to the Company’s securities, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the Company’s securities. Further, Company Persons and/or Insiders, as indicated below, may not engage in the following short-term or speculative transactions in the Company’s securities that could create heightened legal risk and/or the appearance of improper or inappropriate conduct by the employees, officers and directors of the Company or its subsidiaries:
Short-Term Trading. Short-term trading of the Company’s securities may be distracting to the person or may unduly focus the person on the Company’s short-term stock market performance, instead of the Company’s long-term business objectives. For these reasons, any Insider who purchases the Company’s securities in the open market may not sell any Company securities of the same class during the six months following the purchase (or vice versa).
Short Sales. Short sales of the Company’s securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s or any of its subsidiaries’ prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s or any of its subsidiaries’ performance. For these reasons, short sales of the Company’s securities by Company Persons are prohibited. Short sales arising in certain types of hedging transactions are governed by this policy’s prohibition on hedging, as descried above.
Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may cause an Insider to focus on short-term performance at the expense of the Company’s or any of its subsidiaries’ long-term objectives. Accordingly, this policy prohibits transactions by Company Persons in put options, call options or other derivative securities related to the Company’s securities, on an exchange or in any other organized market. Transactions in options arising in certain types of hedging transactions are governed by this policy’s prohibition on hedging transactions, as described above.
Hedging Transactions. Certain forms of hedging or monetization transactions, including zero-cost collars, equity swaps, exchange funds and forward sale contracts, allow a stockholder to lock in much of the value of his or her stockholdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the stockholder to continue to own the covered securities, but without the full risks and rewards of ownership. Because participating in these transactions may cause a Company Person to no longer have the same objectives as the Company’s other stockholders, no Company Person may engage in such transactions.
Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledger is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities, Company Persons are prohibited from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan. Pledges of Company securities arising from certain types of hedging transactions are governed by this policy’s prohibition on hedging transactions, as described above.
B.TRADING WINDOWS AND BLACKOUT PERIODS
1.Trading Window for Insiders. After obtaining trading approval from the Compliance Officer and/or Compliance Committee in accordance with the procedures set forth in Section VI.C below, Insiders may trade in Company securities only during the four-week period beginning twenty- four (24) hours after the Company’s widespread public release of its quarterly or year-end earnings announcement and applicable earnings call. From time to time the Compliance Officer may impose special blackout periods, during which all or certain Insiders and other affected persons will be prohibited from engaging in transactions in the Company’s securities. In the event of a special blackout period, the Compliance Officer will notify Insiders and other affected persons. The Compliance Officer may shorten, suspend, terminate or extend any blackout period at such time and for such duration as the Compliance Officer deems appropriate given the relevant circumstances. Any persons affected by such a modification will be appropriately notified and may not disclose the existence of such special blackout period to any other person.
2.No Trading During Trading Windows While in the Possession of Material Nonpublic Information. No Insiders possessing material nonpublic information concerning the Company or subsidiaries may trade in Company securities even during applicable trading windows. Persons possessing such information may trade during a trading window only twenty-four (24) hours after the widespread public release of the information by the Company or its subsidiaries.
3.No Trading During Blackout Periods. No Insiders may trade in Company securities outside of the applicable trading windows or during any special blackout periods that the Compliance Officer may designate. No Insiders may disclose to any non-Insider that a special blackout period has been designated.
C.PROCEDURES FOR APPROVING TRADES BY INSIDERS

1.Insider Trades. Unless pre-approval for an Insider to trade during an applicable trading window has been provided by the Compliance Officer in writing to an Insider, no Insider may trade in Company securities until:
a.The person trading has notified the Compliance Officer of the amount and nature of the proposed trade(s),
b.The person trading has confirmed to the Compliance Officer (or the Compliance Officer otherwise confirms to his or her satisfaction) that (i) the person trading is not in possession of material nonpublic information concerning the Company and (ii) if applicable, the proposed trade(s) do not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act, and
c.The Compliance Officer receives any other approvals as deemed necessary or as required by Company policy from time-to-time and the Compliance Officer has confirmed the approval in writing.
2.No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer or Compliance Committee to approve any trades requested by Insiders. The Compliance Officer or Compliance Committee may reject any trading requests at their sole reasonable discretion.
D.EMPLOYEE BENEFIT PLANS
1.Employee Stock Purchase Plans. The trading prohibitions and restrictions set forth in this policy do not apply to periodic contributions by the Company or its subsidiaries or employees to employee benefit plans (e.g., pension or 401(k) plans) which are used to purchase Company securities pursuant to the employee’s advance instructions. However, no Company Persons may alter their instructions regarding the purchase or sale of Company securities in such plans while in the possession of material nonpublic information. Trading prohibitions and restrictions set forth in this policy also apply to: (1) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of the Company Persons’ Company stock fund balance, (2) an election to prepay a plan loan if the prepayment will result in allocation of loan proceeds to the Company stock fund, and (3) an election to increase or decrease the percentage of a Company Persons’ periodic contributions that will be allocated to the Company stock fund.
2.Stock Option Exercises. This policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
3.Restricted Stock and RSU Awards. This policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which a Company Person elects to have the

Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. The policy does apply, however, to any market sale of restricted stock after vesting.
4.Dividend Reinvestment Plan. This policy does not apply to purchases of Company securities under the Company’s dividend reinvestment plan resulting from a Company Person’s reinvestment of dividends paid on Company securities. This policy does apply, however, to voluntary purchases of Company securities resulting from additional contributions a Company Person chooses to make to the dividend reinvestment plan, and to a Company Person’s election to participate in the plan or increase or decrease his or her level of participation in the plan. This policy also applies to a Company Person’s sale of any Company securities purchased pursuant to the plan.
5.Other Similar Transactions. Any other purchase of Company securities from the Company or sales of Company securities to the Company are not subject to this policy.
E.GIFTS AND CHARITABLE DONATIONS
Gifts and charitable donations of Company securities by Company Persons are subject to the trading prohibitions and other restrictions set forth in this policy; provided, however, that the Compliance Committee may, on a case-by-case basis, authorize an Insider’s bona fide gifts and charitable donations of Company securities outside of the applicable trading windows due to extenuating circumstances.
F.RULE 10b5-1 PLANS
An Insider subject to this policy may enter into a Rule 10b5-1 Plan (a “Rule 10b5-1 Plan”) for the purpose of buying or selling shares of Company securities without regard to certain insider trading restrictions. To comply with this policy, a Rule 10b5-1 Plan must meet the requirements of Rule 10b5-1 under the Exchange Act, must contain terms that are acceptable to the Compliance Committee, in its sole discretion, and must be approved by the Compliance Committee. In general, a Rule 10b5-1 Plan must be entered into when a blackout period is not in effect and at a time when the person entering into the Rule 10b5-1 Plan is not aware of material non-public information. The Rule 10b5-1 plan must be adopted in good faith and not as part of a plan or scheme to evade the anti-fraud rules under the federal securities laws, and the individual must at all times act in good faith with respect to the Rule 10b5-1 plan. Once the Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Rule 10b5-1 Plan must either specify the amount, pricing and timing of transactions in advance, or delegate discretion on these matters to an independent third party. Any Rule 10b5-1 Plan must be submitted in writing to the Compliance Officer for approval at least five (5) days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to an approved Rule 10b5-1 Plan will be required, and the provisions of Sections VI.B and C shall not apply to such trading transactions. Provided, however, any Insider with a Rule 10b5-1 Plan will provide to the Compliance Officer, in a timely manner and as otherwise required, any and all information necessary for the Company to make applicable public filings related to such Rule 10b5-1 Plan or related trades.

Any person adopting the Rule 10b5-1 plan who serves as a Section 16 officer or director of the Company must certify in writing, in the terms of the Rule 10b5-1 plan agreement, that, at the time of the adoption of a 10b5-1 plan (whether a new plan or due to a Termination Modification, as defined below): (1) they are not aware of material nonpublic information about the Company or the Company’s securities; and (2) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5. Any modification to the amount, price or timing of the purchase or sale of securities under the Rule 10b5-1 plan, as well as any change to an algorithm or computer program affecting such factors shall be deemed to be a termination of the current Rule 10b5-1 plan and the adoption of a new Rule 10b5-1 plan for purposes of restarting the Cooling-Off Period (as defined below) (any such modification, a “Termination Modification”). The first trade made pursuant to a new Rule 10b5-1 plan following adoption or Termination Modification of a Rule 10b5-1 plan of a Section 16 officer or director of the Company may take place no sooner than the later of (i) 90 calendar days from adoption or modification and (ii) the second business day after the Company announces its financial results in a Form 10-Q or Form 10-K for the quarter in which the Rule 10b5-1 plan is adopted or amended by a Termination Modification (but in any event, not to exceed 120 days following the Rule 10b5-1 plan’s adoption or any Termination Modification of such Rule 10b5-1 plan) (the “Cooling-Off Period”).
The first trade made pursuant to a new Rule 10b5-1 plan following adoption or Termination Modification of a Rule 10b5-1 plan of individuals other than Section 16 officers and directors, may take place no sooner than 30 calendar days from adoption or modification. Except as permitted by the Compliance Officer, the individual may not have more than one Rule 10b5-1 plan in effect at any given time, and no transactions may be effected outside the Rule 10b5-1 plan. If a Rule 10b5-1 plan is meant to effect a single transaction, an individual may not have had another single-trade plan (10b5-1 or otherwise) during the prior 12-month period. The Rule 10b5-1 plan must permit its termination by the Company at any time when the Company believes that trading pursuant to its terms may not lawfully occur. The Rule 10b5-1 plan should, in the absence of special circumstances, be for a period of not less than one year.
The Rule 10b5-1 plan should provide for relatively simple pricing parameters (e.g., limit orders), rather than complex formulae for determining when trading under the Rule 10b5-1 plan may occur and at what price. There may generally not be a termination or Termination Modification of a Rule 10b5-1 plan once it is executed to avoid calling into question the original “bona fides” of the Rule 10b5-1 plan; any termination or Termination Modification must be made only during a non-blackout period when the person is not in possession of material non-public information and transactions under any new or amended Rule 10b5-1 plan may not commence until the Cooling-Off Period, beginning at the termination or the execution of the Termination Modification, has elapsed. Rule 10b5-1 plans and non-Rule 10b5-1 plans do not obviate the need to file Form 144 or Forms 3, 4 or 5 and the fact that a reported transaction was made or is to be made pursuant to a Rule 10b5-1 plan or a non-Rule 10b5-1 plan should be noted on the applicable Form. Information regarding adoption, modification, termination and material terms of any trading plan (including any modification or change to the plan), including both Rule 10b5-1 plans and non-Rule 10b5-1 plans, may be required to be disclosed in the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K.
A copy of the executed version of any pre-cleared trading plan, including both Rule 10b5-1 plans and non-Rule 10b5-1 plans, or any pre-cleared amendment to or modification or termination of a trading plan must be provided to the Compliance Officer for retention in accordance with the

Company’s record retention policy reasonably promptly upon execution but no later than the last day of the fiscal quarter in which it was executed.
G.PRIORITY OF STATUTORY OR REGULATORY TRADING RESTRICTIONS
The trading prohibitions and restrictions set forth in this policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, such as the short-swing trading restrictions of Section 16 of the Exchange Act or restrictions on the sale of securities subject to Rule 144 under the Securities Act. Any Company Person who is uncertain whether other prohibitions or restrictions apply should ask the Compliance Officer.
H.MISCELLANEOUS PROVISIONS
1.Confidentiality of All Non-Public Information
Company Persons must maintain the confidentiality of the Company’s or its subsidiaries’ non-public information. In the event a Company Person receives any inquiry or request for information (particularly financial results and/or projections, and including to affirm or deny information about the Company), from any person or entity outside the Company or its subsidiaries, such as a stock analyst, and it is not part of such Company Person’s regular corporate duties to respond to such inquiry or request, the inquiry should be referred to the Senior Vice President, Investor Relations & Business Development, who will determine whether such inquiry should also be forwarded to the Compliance Officer.
2.Individual Responsibility
All Company Persons have the individual responsibility to comply with this policy. A Company Person may, from time to time, have to forgo a proposed transaction in Company securities even if he or she planned to make the transaction before learning of the material non-public information. While the Compliance Officer can and should be consulted regarding the application of this policy, including the appropriateness of engaging in a particular transaction at a particular time, the responsibility for adhering to this policy and avoiding unlawful transactions, and ensuring that related persons (as described above) do the same, rests with each Company Person. Any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this policy (or otherwise), including pre-clearance of any transactions or trading plans, does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.
3.Post-Termination Transactions
This policy applies even after termination of employment or service with the Company or its subsidiaries. If a Company Person is in possession of material non-public information when his or her employment or service terminates, that person may not trade in Company securities (or another company’s securities, as described in this policy) until such information has become public or is no longer material. Section 16 Persons may have continuing reporting requirements under Section 16 and may be subject to other trading restrictions following termination of employment or service and should consult with the Compliance Officer.
VII.POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS
A.CIVIL AND CRIMINAL PENALTIES
The consequences of prohibited insider trading or tipping under federal and state laws can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the insider tippee, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $1 million, and serve a jail term of up to ten years. The SEC has imposed large penalties even when the disclosing person did not profit from the trading; there is no minimum amount of profit required for prosecution. The Company and/or the supervisors of the person violating the rules may also be required to pay significant civil or criminal penalties.
B.COMPANY DISCIPLINE
Violation of this policy or federal or state insider trading or tipping laws by any director, officer or employee, or their family members, may subject the director to dismissal proceedings and the officer or employee to disciplinary action, up to and including termination for cause.
C.REPORTING OF VIOLATIONS
Any Company Person who violates this policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other Company Persons, must report the violation immediately to the Compliance Officer. Upon learning of any such violation, the Compliance Officer, in consultation with the other Compliance Committee member, will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the SEC or other appropriate governmental authority.
VIII.INQUIRIES
Please direct all inquiries regarding this policy to the Compliance Officer.
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CERTIFICATION FOR INSIDERS
I hereby certify that I have received a copy of the Casey’s General Stores, Inc. Procedures and Guidelines Governing Trading of Securities by Insiders (the “Policy”), and have been informed that I am an “Insider” within the meaning of the Policy. I understand the trading restrictions set forth in the Policy and agree to comply with those trading restrictions and the other terms of the Policy while I remain an Insider.

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